Exhibit 99.1

LEAFLY TO GO PUBLIC THROUGH BUSINESS COMBINATION WITH

MERIDA MERGER CORP I

Transaction Enables Leafly to Execute Growth Strategy and Expand Leading Content-First, Community-Driven Cannabis Discovery Marketplace

Leafly is Well Positioned to Capitalize on Accelerating Legalization Trends Across North America

CEO Yoko Miyashita and Current Management Team will Continue to Lead the Company Post-Closing

Existing Shareholders to Roll 100% of Their Existing Stake into the Combined Company

SEATTLE, WA and NEW YORK, NY, August 9, 2021 – Leafly Holdings Inc. (“Leafly”), the world’s leading online cannabis discovery marketplace and resource for cannabis consumers, and Merida Merger Corp. I (NASDAQ: MCMJ) (“Merida”), a special purpose acquisition company sponsored by Merida Capital Holdings, today announced that they have entered into a definitive agreement with respect to a business combination. Upon completion of the proposed transaction, Merida will adopt the Leafly name and its common stock is expected to be listed on the NASDAQ under the ticker symbol LFLY. The transaction values the combined company at an implied, fully diluted enterprise value of approximately $385 million and equity value of approximately $532 million, subject to any redemptions by Merida stockholders.

Based in Seattle, Washington, Leafly is a content-first, community-driven, three-sided marketplace that attracts the world’s largest cannabis audience. Across its website and mobile app, Leafly empowers a highly engaged audience of more than 125 million annual visitors to understand, select, and reserve cannabis products from licensed retailers.

Leafly provides a subscription-based platform for more than 7,800 brands and 4,600 paying retail subscribers. Approximately 55% of North American retail licensees are currently subscribed to its marketplace and advertising services. As a non-plant touching platform with leading brand recognition, a user-friendly experience, and an established position in core growth markets, Leafly is well positioned to capitalize on accelerating legalization trends and e-commerce adoption across North America.

Yoko Miyashita, Chief Executive Officer of Leafly, said, “For the past decade, we have focused on building a unique, legally compliant marketplace with an equal emphasis on educating consumers and enabling them to reserve cannabis products from legal, reputable providers. With this transaction, we are looking forward to entering the next phase of our company’s journey – creating more personalized consumer experiences, driving more value to our retail partners, amplifying brands on our platform, and further scaling our presence in local markets as legalization continues. Our consumers recognize Leafly as one of the most trusted brands in cannabis, and we do not take that trust for granted. We are excited to partner with Merida’s deeply experienced team to create even more value for our consumers, partners and shareholders.”

Peter Lee, President of Merida Merger Corp. I, commented, “Merida Capital is very excited to be involved in this transformative event for Leafly. We have seen firsthand how consumers respond to Leafly’s innovative technology and proprietary insights. Leafly has a proven flywheel and clear and achievable growth plans, and we look forward to leveraging our team’s demonstrated track record with other high growth ancillary cannabis companies to support their transition to the public market.”

Leafly Investment Highlights

Merida believes the proposed transaction with Leafly presents an attractive investment opportunity for shareholders for a number of reasons, including:

Shoppers, retailers, and brands trust Leafly to make cannabis understandable and accessible:

●	Leafly has developed the most extensive content library in the cannabis market, attracting the largest audience in cannabis

●	The cannabis community relies on Leafly’s strain database (5,000+ strains), cannabis coverage (11,000+ articles), and user reviews (1.3MM+ reviews) to navigate the highly complex and evolving world of cannabis

Community-driven, three-sided marketplace with retailers, brands, and high-value shoppers:

●	Leafly’s audience of 10 million monthly unique visitors connects with over 4,600 licensed stores across North America

●	The company generates subscription and advertising revenue from licensed retailers and brands

A flexible platform that scales and sits at the center of the $19 billion rapidly growing legal cannabis market:

●	The cannabis market is large and expanding rapidly with states continuing to legalize as a result of broad support for legalization

●	Consumers use Leafly to learn about cannabis, the cannabis industry, and cannabis politics before their states legalize, giving Leafly a head start

As consumer ordering shifts online, Leafly helps consumers navigate a complicated industry:

●	Markets are evolving to the right supply/demand dynamics to enable the cannabis e-commerce market, a trend which was accelerated by COVID

●	Leafly garners consumer trust through its strong focus on compliance and by helping consumers navigate dynamic regulatory environments

Leafly is at an inflection point to accelerate growth and monetization:

●	Poised to accelerate retailer monetization with retailers seeing 14x Return on Ad Spend and in the early stages of monetizing the more than 7,800 brands on the Leafly platform

●	Projected revenue of approximately $43 million in 2021E and $65 million in 2022E, representing ~52% annual growth with gross margins of ~88% as Leafly further penetrates current markets and capitalizes on its strong position in the newly legalized East Coast

Key Transaction Terms

At closing, the combined company is expected to have an implied, fully diluted enterprise value of approximately $385 million and equity value of approximately $532 million, subject to any redemptions by Merida stockholders. Existing Leafly shareholders will roll 100% of their existing stake in Leafly and, upon closing, are expected to own approximately 72% of the combined company on a pro forma basis, assuming the company receives 100% of the proceeds currently held in trust.

The transaction is expected to generate proceeds of up to $161.5 million, subject to any redemptions by Merida stockholders. This follows and is inclusive of Leafly’s recent $31.5 million capital raise led by leading cannabis-focused investors, including Merida Capital Holdings, Delta Emerald Ventures, SOJE Capital, and Leafly’s existing shareholder base. The proceeds of the capital raise and transaction provide Leafly with substantial capital to enhance its advertising and platform technology, expand its marketplace, and execute customer acquisition initiatives.

The proposed transaction has been unanimously approved by the boards of directors of both Leafly and Merida, and is expected to close in the 4th quarter of 2021, subject to customary closing conditions.

Additional information about the transaction, including a copy of the investor presentation that will be used by the parties to describe the transaction during the conference call discussed below, will be provided in a Current Report on Form 8-K to be filed by Merida with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Oppenheimer & Co. served as exclusive financial advisor to Leafly, while Weil, Gotshal & Manges LLP served as Leafly’s legal advisor. EarlyBirdCapital, Inc. served as financial advisor to Merida. Craig-Hallum Capital Group LLC, JMP Securities, LLC, and The Benchmark Company, LLC are serving as capital markets advisors to Merida. Graubard Miller acted as Merida’s legal advisor.

About Leafly

Leafly helps more than 125 million annual visitors discover cannabis each year. Our powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

About Merida Merger Corp. I

Merida Merger Corp. I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Webcast Information

An audio only webcast regarding the proposed merger will take place at 10:00 a.m. ET today, August 9, 2021. The pre-recorded audio call may be accessed by navigating to www.netroadshow.com/nrs/home/#!/?show=a693ae94.

A more detailed investor webcast with slides can be accessed now by visiting www.netroadshow.com/nrs/home/#!/?show=ffdf47e5. This webcast, along with this press release and the investor presentation are available at https://investor.leafly.com.

Additional Information and Where to Find It

In connection with the proposed business combination contemplated by the Agreement and Plan of Merger by and among Merida, Merida Merger Sub, Inc., Merida Merger Sub II, LLC, and Leafly (the “Merger Agreement”), Merida intends to file a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of Merida, a prospectus of Merida and a consent solicitation statement of Leafly. The proxy statement/prospectus/consent solicitation statement will be sent to all Merida and Leafly stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at a meeting of Merida’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). Merida may also file other documents regarding the proposed business combination with the SEC. The definitive proxy statement/prospectus/consent solicitation statement will contain important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Before making any voting decision, investors and security holders of the Merida and Leafly are urged to read the Registration Statement, the proxy statement/prospectus/consent solicitation statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination and related matters.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus/consent solicitation statement and all other relevant documents filed or that will be filed with the SEC by Merida through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

Merida and Leafly and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Merida’s stockholders in connection with the proposed business combination. Information about Merida’s directors and executive officers and their ownership of Merida’s securities is set forth in Merida’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus/consent solicitation statement regarding the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between Merida and Leafly, including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the services offered by Leafly and the markets in which Leafly operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and Merida’s or Leafly’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Merida’s securities; (ii) the risk that the proposed business combination may not be completed by Merida’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Merida; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by Merida’s stockholders, the satisfaction of the minimum trust account amount following redemptions by Merida’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the effect of the announcement or pendency of the proposed business combination on Merida’s or Leafly’s business relationships, performance, and business generally; (v) risks that the proposed business combination disrupts current plans of Leafly and potential difficulties in Leafly employee retention as a result of the proposed business combination; (vi) the outcome of any legal proceedings that may be instituted against Merida or Leafly related to the Merger Agreement or the proposed business combination; (vii) the ability to maintain the listing of Merida’s securities on the NASDAQ; (viii) the price of Merida’s securities, including volatility resulting from changes in the competitive and highly regulated industry in which Leafly plans to operate, variations in performance across competitors, changes in laws and regulations affecting Leafly’s business and changes in the combined capital structure; and (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the Company’s final proxy statement/prospectus/consent solicitation statement contained in the Registration Statement, including those under “Risk Factors” therein, and other documents filed by Merida from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Merida and Leafly assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Merida nor Leafly gives any assurance that either Merida or Leafly will achieve its expectations.

Disclaimer

This document relates to a proposed business combination between Merida and Leafly. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts

Media

Laura Morarity

laura.morarity@leafly.com

206-489-8427

Molly Morse / Nick Capuano

Molly.Morse@kekstcnc.com / Nicholas.Capuano@kekstcnc.com

917-603-4142 / 917-842-7859

Investors

Chris Hollenbeck

IR@leafly.com